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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   OF THE SECURITIES ACT OF 1933
                                                       REGISTRATION NO. 33-71504

                                 ANNUAL APPENDIX

ANNUAL APPENDIX DATED
FEBRUARY 28, 2000 TO PROSPECTUS
DATED NOVEMBER 19, 1993, AS
SUPPLEMENTED THROUGH FEBRUARY 15, 2000.

                 Discover(R) Card Master Trust I, Series 1993-3

               6.20% Class A Credit Card Pass-Through Certificates 6.45% Class B Credit Card Pass-Through Certificates

                             Greenwood Trust Company
                      Master Servicer, Servicer and Seller

     The following updates the prospectus dated November 19, 1993, as supplemented (the "prospectus"), used by Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley & Co. Incorporated ("MS&Co."), and Morgan Stanley International Limited ("MSIL") in connection with offers and sales of the Class A Certificates and the Class B Certificates in market-making transactions in which any of DWR, MS&Co., or MSIL acts as principal.

     INVESTING IN THE INVESTOR CERTIFICATES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9. WE REFER IN THE PROSPECTUS TO "SPECIAL CONSIDERATIONS"; PLEASE NOTE THAT THESE REFERENCES SHOULD BE TO "RISK FACTORS."

1.   GENERAL

     Where we refer in the prospectus to Discover Card Services, Inc. ("DCSI"), please note that DCSI has changed its name to Discover Financial Services, Inc. ("DFS").

     Where we refer in the prospectus to CEDEL, please note that CEDEL has changed its name to Clearstream Banking ("Clearstream").

     Where we refer in the prospectus to the Trustee, we mean U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), its successors and assigns.

     On May 31, 1997, Dean Witter, Discover & Co., and Morgan Stanley Group Inc. consummated their merger. Dean Witter, Discover & Co., the indirect parent of Greenwood Trust Company, is the surviving corporation in the merger and will continue its corporate form under the name "Morgan Stanley Dean Witter & Co." ("MSDW").

     DWR, MS&Co., and MSIL are wholly owned subsidiaries of MSDW. DWR, MS&Co., MSIL and other affiliates of Greenwood may use the prospectus in connection with offers and

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sales of the securities described in the prospectus in the course of their businesses as broker-dealers. DWR, MS&Co., MSIL and these other affiliates may act as principal or agent in these transactions. If they sell these securities, they will sell them at varying prices related to prevailing market prices at the time of sale or otherwise. None of DWR, MS&Co., MSIL or any other affiliate is obligated to make a market and each may discontinue any market-making activities at any time without notice.

     The Trust currently has outstanding twenty-seven series of Investor Certificates in Group One and one series of Investor Certificates in Group Two. "Annex A -- Other Series" summarizes the terms of these series.

2.   REPORTS TO INVESTOR CERTIFICATEHOLDERS

     Delete the first sentence under the heading "Reports to Investor Certificateholders" on page 3 of the prospectus and replace with the following:

          You may obtain monthly and annual reports containing information about the Trust, prepared by the Master Servicer, free of charge by calling 302-323-7434.

3.   RISK FACTORS

     a. Delete the text on pages 9-11 relating to "Consumer Protection Laws and Regulations" and substitute the following:

          Consumer Protection Laws and Regulations. Greenwood must comply with federal and state consumer protection laws and regulations in connection with making and enforcing consumer loans (such as credit card loans), including the loans in the Trust. These laws and regulations could adversely affect Greenwood's ability to collect on the receivables in the Trust or to maintain previous levels of monthly periodic finance charges. If Greenwood does not comply with these laws and regulations, it may not be able to collect the receivables. (These laws and regulations will also apply to any other servicer of the receivables, with the same possible effects.) Greenwood has agreed in the Pooling and Servicing Agreement that if:

          - it has not complied in all material respects with the legal requirements that applied to its creation of a receivable included in the Trust,

          - it does not cure its noncompliance in a specified period of time, and

          - the noncompliance has a material adverse effect on the Trust's interest in all of the receivables in the Trust,

     then Greenwood will purchase all receivables in the affected accounts. See "Description of the Investor Certificates - Repurchase of Specified Receivables." Greenwood does not anticipate that the Trustee will examine the receivables or the records relating to the receivables to determine whether they have legal defects (or for any other purpose). See "Certain Legal Matters Relating to the Receivables - Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables."



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          Consumer Protection Laws and Regulations; Litigation. Greenwood is
     involved from time to time in various legal proceedings that arise in the ordinary course of its business. Greenwood does not believe that the resolution of any of these proceedings will have a material adverse effect on Greenwood's financial condition or on the Receivables. Greenwood cannot assure you, however, that these proceedings will not have such a material adverse effect.

     b. Delete the first two full paragraphs on page 11 and substitute the following:

          Legislation. The Competitive Equality Banking Act of 1987 ("CEBA"), as amended by the Gramm-Leach-Bliley Financial Modernization Act of 1999, contains provisions that limit the ability of nonbanking companies, such as MSDW and NOVUS Credit Services Inc. ("NOVUS"), to own banks. However, the legislation permits any nonbanking company that owned a bank on March 5, 1987 to retain control of the bank. MSDW and NOVUS are permitted to retain control of Greenwood under CEBA, as amended. CEBA, as amended, provides that if MSDW, NOVUS or Greenwood fails to comply with certain statutory restrictions, MSDW and NOVUS will be required to divest control of Greenwood or to become a bank holding company subject to regulation by the Federal Reserve Board. MSDW and NOVUS may also avoid divestiture of Greenwood or becoming a bank holding company by curing the CEBA violation within 180 days of notice from the Federal Reserve Board of the violation. Greenwood believes, however, that in light of the programs it has in place, the limitations of CEBA will not have a material impact on Greenwood's ability to service, or maintain the level of, the Receivables. In addition, future federal or state legislation, regulation or interpretation of federal or state legislation or regulation could adversely affect the business of Greenwood or the relationship of MSDW or NOVUS with Greenwood. See "The Seller -- Greenwood."

     c. Delete the text on pages 11-12 under the heading "Competition in the Credit Card Industry" and substitute the following:

          Competition in the Credit Card Industry. The credit card industry in which the Discover Card competes is highly competitive. This competition focuses on features and financial incentives of credit cards such as annual fees, finance charges, rebates and other enhancement features. The market includes (a) bank-issued credit cards, including "co-branded" cards issued by banks in cooperation with industrial, retail or other companies and "affinity" cards issued by banks in cooperation with organizations such as universities and professional organizations, and (b) charge cards issued by travel and entertainment companies. The vast majority of the bank-issued credit cards bear the Visa or MasterCard service mark and are issued by the many banks that participate in one or both of the national bank card networks operated by Visa U.S.A. Inc. and MasterCard International Incorporated. The Visa and MasterCard associations have been in existence for approximately 30 years. Cards bearing their service marks are accepted worldwide by merchants of goods and services and recognized by consumers and the general public. Co-branded credit cards, which offer the cardholder certain benefits relating to the industrial, retail or other business of the bank's co-branding partner (e.g., credits towards purchases of airline tickets or rebates for the purchase of an automobile), and affinity cards, which give cardholders the opportunity to support and affiliate with the affinity partner's organization and often provide other benefits, both currently represent a large segment of the bank-issued credit card

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     market. American Express Company, a card issuer since 1958, issues the majority of travel and entertainment cards. Travel and entertainment cards differ in many cases from bank cards in that they generally have no pre-established credit limits and have limited provisions for repayment in installments. American Express Company, through a subsidiary bank, also issues cards with both a pre-established credit limit and provisions for repayment in installments. Greenwood introduced the Discover Card nationwide in 1986; the Discover Card competes with general purpose credit cards issued by other banks and with travel and entertainment cards. In late December 1998, Greenwood introduced the Discover Platinum Card to compete with gold, platinum and other premium credit, travel and entertainment cards of other issuers. Currently, Greenwood is the only issuer of the Discover Card. Greenwood has also issued, and may from time to time introduce, additional general purpose credit cards; the Discover Card portfolio, however, does not include the accounts associated with these cards.

          Many bank credit card issuers have instituted balance transfer programs. Generally, under these transfer programs, the issuers offer a favorable annual percentage rate or other financial incentives for a specified length of time on any portion of account balances transferred from outstanding account balances maintained on another credit card. The annual percentage rates for balance transfers often are more favorable to cardholders than the annual percentage rates for account balances arising from purchases or cash advances.

          Competition in the credit card industry affects Greenwood's ability to obtain applicants for Discover Card accounts, to encourage cardmembers to use accounts and to persuade service establishments to accept the Discover Card. If Greenwood does not compete successfully in these areas, the level of receivables in the Trust and in the Discover Card portfolio may decline. If the level of receivables in the Trust declines, and Greenwood cannot add enough receivables from other accounts (or interests in other pools of credit card receivables) to maintain the minimum levels of receivables required by the Pooling and Servicing Agreement, an Amortization Event may occur causing the commencement of the Amortization Period. See "Risk Factors - Payments and Maturity" and "Description of the Investor Certificates - Amortization Events."

          MSDW, the indirect owner of Greenwood, generally has a strategy of issuing additional card products as appropriate in the marketplace. For example, Greenwood issues the Private Issue(R) Card and certain co-branded and affinity credit cards, and expects that from time to time Greenwood or other MSDW subsidiaries will introduce additional general purpose credit card products to attract additional consumers. The introduction of a new general purpose credit card product by any market competitor poses incremental competition for Discover Card and for other credit card issuers. Although Greenwood currently does not expect that the issuance of any new card by Greenwood or another MSDW subsidiary will have a materially greater impact on the Discover Card program than the introduction of a comparable product by any other market competitor, it cannot predict the effect that these programs will have on the Discover Card portfolio.



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     d.   Delete the text on pages 12-13 under the heading "Ability to Change
Terms of the Accounts" and substitute the following:

          Greenwood May Change Terms of the Accounts. Pursuant to the Pooling and Servicing Agreement, Greenwood does not transfer accounts to the Trust, but only the receivables in the accounts. As owner of any account, Greenwood has the right to determine the rate for periodic finance charges, to alter the account's minimum required monthly payment, to change the account's credit limit and to change various other account terms. If periodic finance charges or other fees decrease, the Trust's finance charge collections and the effective yield on the receivables could also decrease. This decrease could cause an Amortization Event to occur; investors would also have less protection against shortfalls in interest and charged-off receivables. In addition, if Greenwood increases credit limits on accounts, charged-off amounts might increase and the levels of receivables in the Trust and in the Discover Card portfolio might decrease. If the level of receivables in the Trust declines, and Greenwood cannot add enough receivables from other accounts (or interests in other pools of credit card receivables) to maintain the required minimum levels of receivables, an Amortization Event may occur. See "Description of the Investor Certificates
     - Distributions of Collections and Application of Collections and Certain Other Amounts" and "- Amortization Events."

          The Pooling and Servicing Agreement provides that Greenwood must administer, process and enforce the Accounts in accordance with its customary and usual servicing procedures for servicing comparable credit accounts. It must also act in accordance with its Credit Guidelines. Greenwood has also agreed not to change the terms governing an Account unless it also changes the terms of its other accounts in the Discover Card portfolio of the same general type and as to which the cardholders reside in a particular affected state or similar jurisdiction. However, changes to account terms may not affect Accounts in the Trust to the same degree as they affect accounts in the Discover Card portfolio as a whole. Except as described in this paragraph, the Pooling and Servicing Agreement does not restrict Greenwood's ability to change the terms of accounts or receivables. Greenwood may decide, because of changes in the marketplace or applicable laws, or as a prudent business practice, to change the terms of some or all of its Discover Card accounts. (Sellers other than Greenwood will be able to change account terms in the same circumstances and subject to the same limitations as Greenwood.)

     e.   Delete the third full paragraph on page 13 regarding "Basis Risk."

4.   THE DISCOVER CARD BUSINESS

     Delete the text under the heading "The Discover Card Business" on pages 16-19 and substitute the following:

     GENERAL

          Greenwood has conveyed "Receivables" to the Trust pursuant to the Pooling and Servicing Agreement. These Receivables were generated from transactions made by holders of the Discover(R) Card, a general purpose credit and financial services card. The Receivables conveyed to the Trust before the date of this annual appendix include

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     only receivables arising under accounts in the Discover Card portfolio, although at a later date Greenwood may add other receivables to the Trust that do not arise under accounts in the Discover Card portfolio. In this annual appendix, we present information about both (1) the Discover Card portfolio generally (in which case we refer to "receivables" and "the accounts" in which they arise), and (2) the pool of Receivables that Greenwood has conveyed to the Trust (in which case we refer to the "Receivables" and the "Accounts" in which they arise). When we refer to the Discover Card in this section entitled "The Discover Card Business" we are referring to the "classic" Discover Card and the Discover Platinum Card, both of which are issued by Greenwood. In addition, except where we specifically refer to classic Discover Card accounts or Discover Platinum Card accounts, references to "Discover Card accounts" include both of these types of accounts. With the exception of the small number of Discover Card Corporate Cards issued by an affiliate of Greenwood, Greenwood is the sole issuer of credit cards bearing the DISCOVER service mark. Greenwood has also issued, and may from time to time introduce, additional general purpose credit cards.

          Greenwood first issued the classic Discover Card in regional pilot markets in September 1985, and began distributing the Discover Card nationally in March 1986. In early January 1999, Greenwood began issuing the "Discover Platinum Card," a Discover Card with additional features and benefits. The Discover Card gives cardmembers access to a revolving line of credit. Each cardmember can use his or her Discover Card to purchase merchandise and services from participating service establishments. Holders of the Discover Card can also obtain cash advances at automated teller machines and at certain other locations throughout the United States. Cardmembers can also obtain cash advances by writing checks against their accounts. The number of service establishments that accept the Discover Card has continued to increase. There are currently over three million merchants and cash advance locations that accept the Discover Card. As of November 30, 1999, there were 34.9 million Discover Card accounts with 44.0 million cardmembers.

          Cardmembers are generally subject to account terms and conditions that are uniform from state to state. See "The Accounts - Billing and Payments." In all cases, the "Cardmember Agreement" governing the terms and conditions of the account permits Greenwood to change the credit terms, including the rate of the periodic finance charge and the fees imposed on accounts, upon 15 days' prior notice to cardmembers. Greenwood assigns each Discover Card account a credit limit when it opens the account. After the account is opened, Greenwood may increase or decrease the credit limit on the account, at Greenwood's discretion, at any time. The credit limits on classic Discover Card accounts generally range from $1,000 to $10,000, although on a case-by-case basis Greenwood will consider authorizing higher or lower limits. The credit limits on Discover Platinum Card accounts are a minimum of $5,000 and can range up to $100,000. Currently, Greenwood will not grant cash advances that exceed, in the aggregate, an amount equal to 50% of the cardmember's credit limit.

          Greenwood offers various features and services with the Discover Card accounts. One feature is the Cashback Bonus Award(R), in which Greenwood annually pays cardmembers a percentage of their purchase amounts, ranging up to one percent,

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     based on their annual purchases. Greenwood remits this amount to cardmembers in the form of a check or a credit to the cardmember's account, or, with respect to Discover Platinum Cards, by giving the cardmember an option to exchange the Cashback Bonus Award amount for merchandise. No such amounts will be paid from the property of the Trust. Greenwood offers cardmembers holding the Discover Platinum Card additional features and services. These include the ability of cardmembers to double their Cashback Bonus Award if the bonus is redeemed for merchandise or services with selected merchants, and to obtain car rental insurance coverage and higher travel accident insurance coverage. We also describe certain other features of the Discover Platinum Card elsewhere in "The Discover Card Business" section and in "The Accounts" section below.

          Greenwood generally applies a fixed rate of periodic finance charges to balances in classic Discover Card accounts arising from purchases of merchandise and services and from cash advances. (Previously, Greenwood applied variable rates of finance charges to account balances, which rates were based on the prevailing prime rate plus a margin.) Based on the variable rate that applied to the account at the end of the account's billing cycle in March 1999, Greenwood generally assigned a corresponding fixed rate to the account. See "The Accounts - Billing and Payments." Greenwood also offers cardmembers money market deposit accounts, called Discover Saver's Accounts, and time deposits, called Discover Card CDs. These deposit products offer competitive rates of interest and are insured by the FDIC. To differentiate the Discover Card in the marketplace, and to increase accounts, balances and cardmember loyalty, Greenwood from time to time tests and implements new offers, promotions and features of the Discover Card.

          Greenwood, either through its processing arrangements with its affiliate, DFS, or through processing agreements with credit card processing facilities of unaffiliated third parties, performs all the functions required to service and operate the Discover Card accounts. These functions include soliciting new accounts, processing applications, issuing new accounts, authorizing and processing transactions, billing cardmembers, processing payments, providing cardmember service and collecting delinquent accounts. Greenwood and DFS maintain multiple operations centers across the country for servicing cardmembers. DFS also maintains an additional operations center to process accounts that Greenwood has charged off as uncollectible.

               DFS has established arrangements with service establishments to accept the Discover Card for cash advances and as the means of payment for merchandise and services. Greenwood contracts with DFS to have cards issued by Greenwood (including the Discover Card) accepted at those establishments. Greenwood's ability to generate new receivables requires locations where cardmembers can use their Discover Cards. DFS employs a national sales and service force to maintain and increase the size of its service establishment base. DFS also maintains additional operations centers that are devoted primarily to providing customer service to service establishments. The service establishments that accept the Discover Card encompass a wide variety of businesses, including local and national retail establishments and specialty stores of all types, quick service food establishments, governments, restaurants, medical providers and warehouse clubs, and many leading airlines, car rental companies, hotels,

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     petroleum companies and mail order companies as well as Internet merchandise and service providers.


     CREDIT-GRANTING PROCEDURES

          Greenwood solicits accounts for the Discover Card portfolio by various techniques including (a) by "preselected" direct mail or telemarketing, (b) by "take-one" applications, distributed in many service establishments that accept the Discover Card, and (c) with various other programs targeting specific segments of the population.

          Greenwood also uses general broadcast and print media advertising to support these solicitations. All accounts undergo credit review to establish that the cardmembers meet standards of stability and ability and willingness to pay. Greenwood implements the same credit review process for applications to open both classic Discover Card accounts and Discover Platinum Card accounts. Potential applicants who are sent preselected solicitations have met certain credit criteria relating to their previous payment patterns and longevity of account relationships with other credit grantors. Since September 1987, Greenwood has pre-screened all lists through credit bureaus before mailing. Pre-screening is a process by which an independent credit reporting agency evaluates the lists of names supplied by Greenwood against credit-worthiness criteria supplied by Greenwood that are intended to provide a general indication, based on available information, of the stability and the willingness and ability of these persons to repay their obligations. The credit bureaus return to Greenwood only the names of those persons meeting these criteria. Greenwood also subsequently screens the applicants who respond to these preselected solicitations when it receives their completed applications, to ensure that these individuals continue to meet selection and credit criteria. Greenwood evaluates applications that are not preselected by using a credit-scoring system (a statistical evaluation model that assigns point values to credit information regarding applicants). The credit-scoring system used by Greenwood is based on information reported by cardmembers on their applications and by the credit bureaus. Greenwood uses information from both of these sources to establish credit-worthiness. Certain applications not approved under the credit-scoring systems are reviewed by credit analysts. If a credit analyst recommends that any of these applications be approved, senior bank review analysts in Greenwood's main office in New Castle, Delaware, review and may approve them.

          As owner of the Discover Card accounts, Greenwood has the right to change its credit-scoring criteria and credit-worthiness criteria. Greenwood regularly reviews and modifies its application procedures and its credit-scoring system to reflect Greenwood's actual credit experience with Discover Card account applicants and cardmembers as that historical information becomes available. Greenwood believes that refinements of these procedures and system since the inception of the Discover Card program have helped its analysis and management of credit losses. However, Greenwood cannot assure you that these refinements will prevent increases in credit losses in the future. Relaxation of credit standards typically results in increases in charged-off amounts, which, under certain circumstances, may result in a decrease in the level of the

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     receivables in the Discover Card portfolio and the Receivables in the
     Trust. If there is a decrease in the level of Receivables in the Trust, and if Greenwood does not add additional accounts (or interest in other pools of credit card receivables) to the Trust, an Amortization Event could result, causing the Trust to begin to repay the principal of the Investor Certificates sooner than expected. An increase in the amount of Receivables charged-off as uncollectible, without an offsetting increase in Finance Charge Receivables, could also cause an Amortization Event, and cause the Trust to begin to repay the principal of the Investor Certificates sooner than expected.

     COLLECTION EFFORTS

          Efforts to collect past-due Discover Card account receivables are made primarily by collections personnel of DFS or Greenwood. Under current practice, Greenwood includes a request for payment of past-due amounts on the monthly billing statement of all accounts with these amounts. Cardmembers owing past-due amounts also receive a written notice of late fee charges on their monthly statements, and then receive an additional request for payment after any monthly statement that includes a past-due amount. Collection personnel generally initiate telephone contact with cardmembers within 30 days after any portion of their balance becomes past due. If initial telephone contacts fail to elicit a payment, Greenwood continues to contact the cardmember by telephone and by mail. Greenwood also may enter into arrangements with cardmembers to waive finance charges, late fees and principal due, or extend or otherwise change payment schedules. Greenwood's current policy is to recognize losses and to charge off an account at the end of the sixth full calendar month after a payment amount is first due, if payment of any portion of that amount has not been received by that time (except in certain cases, such as bankruptcy, where an uncollectible balance may be charged off earlier). In general, after Greenwood has charged off an account, collections personnel of DFS or Greenwood attempt to collect all or a portion of the charged-off account for a period of approximately four months. If those attempts do not succeed, Greenwood generally places the charged-off amount with one or more collection agencies for a period of approximately a year or, alternatively, Greenwood may commence legal action against the cardmember, including legal action to attach the cardmember's property or bank accounts or to garnish the cardmember's wages. Greenwood and the Trust may also sell their respective interests in charged-off accounts and related receivables to third parties, either before or after collection efforts have been attempted. In addition, at times a limited number of charged-off accounts may, subject to Rating Agency consent, be removed from the Trust. Proceeds from sales of any of those removed accounts and the related receivables will not be included in the assets of the Trust.

          Under the terms of the Pooling and Servicing Agreement, the Trust's assets include any recoveries received on charged-off Accounts (including the proceeds of the Trust's sales of any charged-off receivables). These recoveries are treated as Finance Charge Collections. The level of charged-off Accounts in the Trust, and accordingly, the level of recoveries on charged-off Accounts in the Trust, were initially lower than the levels of charged-off Accounts and recoveries for the Discover Card portfolio as a whole, because Greenwood did not select charged-off accounts to include in the Trust when it was formed or for account additions. The levels of charged-off Accounts and recoveries,

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     each as a percentage of the Receivables in the Trust, have increased over time to approximate more closely the levels of charged-off Accounts and recoveries in the Discover Card portfolio as a whole. However, Greenwood cannot assure you that these levels for the Trust will consistently approximate these levels for the Discover Card portfolio as a whole in the future. Similarly, any addition of accounts to the Trust will temporarily reduce both the levels of charged-off Accounts and recoveries, each as a percentage of the Receivables in the Trust, because no added accounts will be charged-off accounts at the time they are added to the Trust.

          Greenwood may change its credit granting, servicing and charge-off policies and its collection practices over time in accordance with Greenwood's business judgment and applicable law. See "Description of the Investor Certificates -- Adjustment of Investor Interest as a Result of Charge-Offs and Reimbursement of Charge-Offs" and "Composition and Historical Performance of the Discover Card Portfolio -- Composition of Discover Card Portfolio."


5.   THE ACCOUNTS

     a. Add the following as the first paragraph under the subheading "General" on page 19:

     The Receivables in the Accounts as of February 1, 2000 totaled $28,798,141,352.66. The Accounts had an average balance of $1,086 and an average credit limit of $6,486 as of February 1, 2000.

     b. Delete the text under the subheading "Billing and Payments" on pages 19-20 and substitute the following:

          Discover Card accounts generally have the same billing and payment structure. Greenwood sends a monthly billing statement to each cardmember who has an outstanding debit or credit balance of one dollar or more. Discover Card accounts are grouped into multiple billing cycles for operational purposes. Each billing cycle has a separate billing date, on which Greenwood processes and bills to cardmembers all activity that occurred in the related accounts during the period of approximately 28 to 34 days that ends on that date. The Accounts include accounts in all billing cycles.

          Each cardmember with an outstanding debit balance in his or her Discover Card account must generally make a minimum payment equal to the greater of $10 or 1/48th of the new balance on the account at the end of the billing cycle for the account, rounded to the next higher whole dollar amount. If the cardmember's new balance is less than $10, the minimum payment will be the new balance. If a cardmember exceeds his or her credit limit, Greenwood may require the cardmember to immediately pay the amount that is above the credit limit. From time to time, Greenwood has offered and may continue to offer cardmembers with accounts in good standing the opportunity to skip the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due. A cardmember may pay the total amount due at any time. Greenwood may also enter into arrangements with delinquent cardmembers to extend or otherwise change payment schedules, and to

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     waive finance charges, late fees and/or principal due. Although Greenwood does not expect these practices to have a material adverse effect on the investors, collections may be reduced during any period in which Greenwood offers cardmembers the opportunity to skip the minimum monthly payment or to extend or change payment schedules.

          Greenwood generally imposes periodic finance charges on the balances in classic Discover Card accounts at fixed annual percentage rates. Periodic finance charges on purchases are calculated on a daily basis, subject to a grace period that essentially provides that periodic finance charges are not imposed if the cardmember pays his or her entire balance each month. Periodic finance charges on cash advances and balance transfers are also calculated on a daily basis, but are not subject to a grace period. Previously, Greenwood generally applied variable rates of finance charges to account balances in classic Discover Card accounts, which rates were based on the prevailing prime rate plus a margin. Depending on the variable rate that applied to an account at the end of its billing cycle in March 1999, Greenwood generally assigned a corresponding fixed rate to the account. These new fixed rates apply to the entire outstanding balance of a cardmember's account. However, in connection with balance transfers and for other promotional purposes, certain account balances may accrue periodic finance charges at lower fixed rates for varying periods of time.

          Balances in Discover Platinum Card accounts accrue interest at competitive fixed rates, except for balances transferred to these accounts, which will accrue interest at promotional rates for short periods of time. The periodic finance charge imposed on cash advances made using a Discover Platinum Card is currently 19.99%.

          In addition to periodic finance charges, Greenwood may impose certain other charges and fees on Discover Card accounts. Greenwood currently charges a cash advance transaction fee equal to 2.5% of each new cash advance, with a minimum fee of $3.00 per transaction. Greenwood also currently charges a $29.00 late fee each time a cardmember has not made a payment by the required due date, a $29.00 fee for balances exceeding a cardmember's credit limit as of the close of the cardmember's monthly billing cycle, a $29.00 fee for any payment check returned unpaid and a $29.00 fee for Discover Card cash advance, balance transfer or other promotional checks that are returned by Greenwood due to insufficient credit availability. See "Risk Factors - Consumer Protection Laws and Regulations," "- Payments and Maturity" and "- Greenwood May Change Terms of the Accounts."

               The yield on the Accounts in the Trust - which consists of the finance charges and fees - depends on various factors, including changes in interest rates over time, cardmember account usage and payment performance, none of which can be predicted, as well as the extent to which balance transfer offers and special promotion offers are made and accepted, and the extent to which Greenwood changes the terms of the Cardmember Agreement. Reductions in the yield could, if large enough, cause the commencement of the Amortization Period or result in insufficient collections to pay interest and principal to investors. Greenwood cannot assure you about any of these effects. See "Risk Factors - Basis Risk" and "Description of the Investor Certificates - Amortization Events."

     c. Delete the text under the heading "Composition of the Accounts" on pages 21-22 and substitute the following:

     COMPOSITION OF THE ACCOUNTS

          We have set forth information below about the Accounts that are part of the Trust. We provide additional information about accounts in the Discover Card portfolio as a whole under "Composition and Historical Performance of the Discover Card Portfolio."

          Geographic Distribution. As of February 1, 2000, the following five states had the largest Receivables balances:

          STATE                           PERCENTAGE OF TOTAL RECEIVABLES
          -----                               BALANCE IN THE ACCOUNTS
                                              -----------------------

          California...............                    11.1%
          Texas....................                     9.3%
          New York.................                     6.7%
          Florida..................                     6.0%
          Illinois.................                     5.1%


          Credit Limit Information. As of February 1, 2000, the Accounts had the following credit limits:

                                               RECEIVABLES       PERCENTAGE OF
                                               OUTSTANDING     TOTAL RECEIVABLES
     CREDIT LIMIT                                (000)'S          OUTSTANDING
     ------------                                -------          -----------

     Less than or equal to $1,000.00.......   $     358,686           1.2%
     $1,000.01 to $2,000.00................   $   1,832,978           6.4%
     $2,000.01 to $3,000.00................   $   2,177,895           7.6%
     Over $3,000.00........................   $  24,428,582          84.8%
                                              -------------         ------
          Total............................   $  28,798,141         100.0%
                                              -------------         ======




          Seasoning. As of February 1, 2000, 95.6% of the Accounts were at least 24 months old. The ages of the Accounts as of February 1, 2000 were distributed as follows:

                                             PERCENTAGE       PERCENTAGE
     AGE OF ACCOUNTS                         OF ACCOUNTS      OF BALANCES
     ---------------                         -----------      -----------
     Less than 12 Months................         0.0%             0.0%
     12 to 23 Months....................         4.4%             2.3%
     24 to 35 Months....................         7.5%             7.2%
     36 Months and Greater..............        88.1%            90.5%
                                               ------           ------
          Total.........................       100.0%           100.0%
                                               ======           ======


          WE DISCUSS THE POTENTIAL EFFECTS OF THIS SEASONING ON THE PERFORMANCE OF THE ACCOUNTS IN "RISK FACTORS -- EFFECTS OF THE SELECTION PROCESS, SEASONING AND PERFORMANCE CHARACTERISTICS."

          Summary Current Delinquency Information. As of February 1, 2000, the Accounts had the following delinquency statuses:

                                              AGGREGATE
                                               BALANCES       PERCENTAGE
     PAYMENT STATUS                            (000'S)        OF BALANCES
     --------------                            -------        -----------

     Current............................    $   24,862,002       86.3%
     1 to 29 Days.......................    $    1,883,184        6.5%
     30 to 59 Days......................    $      756,874        2.6%
     60 to 89 Days......................    $      474,815        1.7%
     90 to 119 Days.....................    $      332,398        1.2%
     120 to 149 Days....................    $      270,684        0.9%
     150 to 179 Days....................    $      218,184        0.8%
                                            --------------      ------
          Total.........................    $   28,798,141      100.0%
                                            ==============      ======

6.   COMPOSITION AND HISTORICAL PERFORMANCE OF THE DISCOVER CARD PORTFOLIO

     a. Delete the text under the heading "General" on page 22 and substitute the following:

     GENERAL

          Except to the extent we specifically identify information as relating to the Accounts in the Trust, all of the information describing the composition and historical performance of Discover Card accounts in this prospectus reflects the composition and historical performance of the Discover Card portfolio as a whole, and not only that of the Accounts in the Trust. Greenwood opened a limited number of Discover Card accounts using credit scoring criteria materially different from the credit scoring criteria generally used for Discover Card accounts. These accounts have been segregated from the rest of the Discover Card portfolio and are not reflected in the information contained in this prospectus. None of these accounts is included in the Trust. Greenwood has no statistical or other basis for determining the effects, if any, of the selection process, although Greenwood believes that the Accounts in the Trust are representative of the Discover Card portfolio in all material respects. Greenwood cannot assure you, however, that the

     Accounts have performed or will perform similarly to the Discover Card portfolio. Greenwood also cannot assure you that the historical performance of the Discover Card portfolio will be representative of its performance in the future. See "The Accounts -- Billing and Payments," "Risk Factors -- Basis Risk" and "-- Effects of the Selection Process, Seasoning and Performance Characteristics." WE ALSO DISCUSS THE ECONOMIC FACTORS THAT AFFECT THE PERFORMANCE OF THE DISCOVER CARD PORTFOLIO IN "RISK FACTORS -- SOCIAL, LEGAL AND ECONOMIC FACTORS."

     b. Delete the text under the heading, "Composition of Discover Card Portfolio" and ending before the heading "Payment of the Investor Certificates" located on pages 21-25 and substitute the following:

     COMPOSITION OF DISCOVER CARD PORTFOLIO

     Geographic Distribution. The Discover Card portfolio is not highly concentrated geographically. As of November 30, 1999, the following five states had the largest receivables balances:

                             PERCENTAGE OF TOTAL RECEIVABLES BALANCE
                                    OF DISCOVER CARD PORTFOLIO
     STATE                           AS OF NOVEMBER 30, 1999
     -----                           -----------------------

     California..........                     11.7%
     Texas...............                      9.0%
     New York............                      7.1%
     Florida.............                      6.0%
     Illinois............                      5.2%

     No other state accounted for more than 5% of the total receivables balance of the Discover Card portfolio as of November 30, 1999.

     Credit Limit Information. As of November 30, 1999, the accounts in the Discover Card portfolio had the following credit limits:

                                               RECEIVABLES     PERCENTAGE OF
                                               OUTSTANDING   TOTAL RECEIVABLES
     CREDIT LIMIT                                (000)'S        OUTSTANDING
     ------------                                -------        -----------

     Less than or equal to $1,000.00 ......    $   566,323          1.6%
     $1,000.01 to $2,000.00 ...............    $ 2,269,765          6.3%
     $2,000.01 to $3,000.00 ...............    $ 2,591,946          7.2%
     Over $3,000.00 .......................    $30,462,870         84.9%
                                               -----------        ------
          Total ...........................    $35,890,904        100.0%
                                               -----------        ======

     Seasoning. As of November 30, 1999, 81.3% of the accounts in the Discover Card portfolio were at least 24 months old. The ages of accounts in the Discover Card portfolio as of November 30, 1999 were distributed as follows:

                                             PERCENTAGE        PERCENTAGE
     AGE OF ACCOUNTS                         OF ACCOUNTS       OF BALANCES
     ---------------                         -----------       -----------

     Less than 12 Months.................       13.8%             14.0%
     12 to 23 Months.....................        4.9%              2.6%
     24 to 35 Months.....................        5.6%              5.6%
     36 Months and Greater...............       75.7%             77.8%
                                               ------            ------
          Total..........................      100.0%            100.0%
                                               ======            ======

          Summary Yield Information. The annualized aggregate monthly yield for the Discover Card portfolio is summarized as follows:

                                   TWELVE MONTHS           TWELVE MONTHS           ELEVEN MONTHS
                                       ENDED                   ENDED                   ENDED
                                 NOVEMBER 30, 1999       NOVEMBER 30, 1998       NOVEMBER 30, 1997
                                 -----------------       -----------------       -----------------
Aggregate Monthly Yield (1)
Excluding Recoveries (2)               17.48%                 18.02%                  18.19%
Including Recoveries (3)               18.26%                 18.76%                  18.90%


-----------
(1) Greenwood calculates "Monthly Yield" by dividing the monthly finance charges billed by beginning monthly balance. Monthly finance charges include periodic finance charges, cash advance item charges, late fees, and overlimit fees. "Aggregate Monthly Yield" is the average of Monthly Yields annualized for each period shown.

(2) Aggregate Monthly Yield excluding any recoveries received with respect to charged-off accounts.

(3) Aggregate Monthly Yield including recoveries received with respect to charged-off accounts. Recoveries received with respect to Receivables in the Trust that have been charged off as uncollectible (including the proceeds of the Trust's sales of these Receivables, but excluding proceeds of Greenwood's sales of charged-off receivables that Greenwood has removed from the Trust) are included in the Trust and are treated as Finance Charge Collections. The level of recoveries on accounts that Greenwood adds to the Trust from time to time will initially be lower than the level of recoveries for the Discover Card portfolio because Greenwood will not include charged-off accounts in the accounts it selects to include in the Trust. Greenwood believes that, over time, the level of recoveries on these added Accounts, as a percentage of the Receivables in the Trust, will increase to approximate more closely the level of recoveries on accounts in the Discover Card portfolio as a whole. However, Greenwood cannot predict the extent of this increase and cannot assure you that the level of recoveries for the Trust will consistently approximate the level of recoveries for the Discover Card portfolio as a whole in the future.





     Summary Current Delinquency Information. As of November 30, 1999, the accounts in the Discover Card portfolio had the following delinquency statuses:

                                                AGGREGATE
                                                 BALANCES        PERCENTAGE
     PAYMENT STATUS                               (000'S)        OF BALANCES
     --------------                               -------        -----------

     Current..............................    $  31,329,353          87.3%
     1 to 29 Days.........................    $   2,275,470           6.3%
     30 to 59 Days........................    $     823,126           2.3%
     60 to 89 Days........................    $     547,179           1.5%
     90 to 119 Days.......................    $     377,712           1.1%
     120 to 149 Days......................    $     301,112           0.8%
     150 to 179 Days......................    $     236,952           0.7%
                                              -------------         ------
                         Total............    $  35,890,904         100.0%
                                              =============         ======

     Summary Historical Delinquency Information. The accounts in the Discover Card portfolio had the following historical delinquency rates:

              AVERAGE OF TWELVE MONTHS       AVERAGE OF TWELVE MONTHS        AVERAGE OF ELEVEN MONTHS
              ENDED NOVEMBER 30, 1999        ENDED NOVEMBER 30, 1998         ENDED NOVEMBER 30, 1997
              -----------------------        -----------------------         -----------------------
             DELINQUENT                     DELINQUENT                      DELINQUENT
               AMOUNT                         AMOUNT                          AMOUNT
               (000'S)    PERCENTAGE(1)       (000'S)    PERCENTAGE(1)        (000'S)    PERCENTAGE(1)
               -------    ----------          -------    ----------           -------    ----------
30-59        $  791,325       2.6%          $  759,521      2.6%            $  743,464       2.6%
Days.......
60-89        $  471,838       1.5%          $  456,059      1.5%            $  432,410       1.5%
Days.......
90-179       $  815,619       2.6%          $  853,961      2.9%            $  803,204       2.8%
Days.....    ----------       ----          ----------      ----            ----------       ----
Total....... $2,078,782       6.7%          $2,069,541      7.0%            $1,979,078       6.9%
             ==========       ====          ==========      ====            ==========       ====

------------------
(1) Greenwood calculates the percentages by dividing the Delinquent Amount by Average Receivables Outstanding for each period. The "Delinquent Amount" is the average of the monthly ending balances of delinquent accounts during the periods indicated. The "Average Receivables Outstanding" is the average of the monthly average amount of receivables outstanding during the periods indicated.

     WE DISCUSS THE ECONOMIC FACTORS THAT AFFECT THE PERFORMANCE OF THE DISCOVER CARD PORTFOLIO, INCLUDING DELINQUENCIES, IN "RISK FACTORS - SOCIAL, LEGAL AND ECONOMIC FACTORS."

     Summary Charge-Off Information. The accounts in the Discover Card portfolio have had the following historical charge-offs:

                                      TWELVE MONTHS ENDED      TWELVE MONTHS ENDED       ELEVEN MONTHS ENDED
                                       NOVEMBER 30, 1999        NOVEMBER 30, 1998         NOVEMBER 30, 1997
                                       -----------------        -----------------         -----------------

                                                              (DOLLARS IN THOUSANDS)
Average Receivables Outstanding (1)       $31,554,086              $ 29,749,158              $ 28,403,076
Gross Charge Offs                         $ 1,955,514              $  2,215,002              $  1,891,601
Gross Charge-Offs as an Annualized
Percentage of Average Receivables
Outstanding (2)                              6.20%                     7.45%                     7.27%

-----------------
(1) "Average Receivables Outstanding" is the average of the monthly average amount of receivables outstanding during the periods indicated.

(2) Recoveries with respect to receivables in the Trust that have been charged off as uncollectible (including the proceeds of the Trust's sales of these receivables, but excluding proceeds of Greenwood's sales of charged-off receivables that Greenwood has removed from the Trust) are property of the Trust and are treated as Finance Charge Collections.

     WE DISCUSS THE ECONOMIC FACTORS THAT AFFECT THE PERFORMANCE OF THE DISCOVER CARD PORTFOLIO, INCLUDING CHARGE-OFFS, IN "RISK FACTORS - SOCIAL, LEGAL AND ECONOMIC FACTORS."

     Summary Payment Rate Information(1). The accounts in the Discover Card portfolio have had the following historical monthly payment rates:

                                       TWELVE MONTHS        TWELVE MONTHS         ELEVEN MONTHS
                                           ENDED                ENDED                 ENDED
                                     NOVEMBER 30, 1999    NOVEMBER 30, 1998     NOVEMBER 30, 1997
                                     -----------------    -----------------     -----------------
Average Monthly Payment Rate(2)            16.73%               15.42%                14.51%
Highest Monthly Payment Rate               17.83%               17.01%                16.31%
Lowest Monthly Payment Rate                15.19%               13.90%                12.41%

------------------------
(1) Greenwood calculates the "Monthly Payment Rate" by dividing monthly cardmember remittances by the cardmember receivable balance outstanding as of the beginning of the month.

(2) Greenwood calculates the "Average Monthly Payment Rate" for a period by dividing the sum of individual monthly payment rates for the period by the number of months in the period.


     c. Delete the text under the subheading "Payment of the Investor Certificates" located on pages 25-26 and substitute the following:

          Minimum Monthly Payment Rates. Whether the Trust can repay your principal in full at the expected maturity of your Investor Certificates will depend on the yield, the charge-off rate and the monthly payment rate for the Receivables in the Trust, and certain other factors. The Trust will need a minimum monthly payment rate of 9.26% to pay Class A principal in full on November 15, 2003 (or the next business day) and a minimum payment rate of 6.42% in November 2003 to pay Class B principal in full on December 15, 2003 (or the next business day), in each case assuming:

          -    a yield of 18.26% per year (including recoveries);

          -    a charge-off rate of 6.20% per year;

          - that the level of Principal Receivables in the Trust remains above the minimum levels required by the Pooling and Servicing Agreement;

          - that this Series is not receiving collections that were originally allocated to another series;

          -    that no Amortization Event occurs; and

          - that the Master Servicer does not elect to defer the start of the Accumulation Period.

          The Accounts' actual yield, charge-off rate and monthly payment rate, and the amount of outstanding Principal Receivables in the Trust, will depend on a variety of factors, including, without limitation, seasonal variations, extensions and other modifications of payment terms, availability of other sources of credit, general economic conditions and consumer spending and borrowing patterns. Accordingly, Greenwood cannot assure you that the Trust will be able to pay Class A principal in full at maturity or that it will be able to pay Class B principal in full at maturity.

          Economic Early Amortization Events. The Series Supplement provides that an Amortization Event will occur on any Distribution Date on which:

          - the three-month rolling average Series Excess Spread is less than zero; and

          - the three-month rolling average Group Excess Spread is less than zero.

          "Series Excess Spread" means, generally, for any Distribution Date with respect to this Series:

          - the Class A and Class B Finance Charge Collections and other Class A and Class B income, minus

          -    the sum of --

               -    Class A and Class B monthly interest;

               -    Class A and Class B monthly servicing fees;

               -    Class A and Class B monthly charge-offs; and

               -    the Credit Enhancement Fee,

     in each case for the Distribution Date. The three-month rolling average Series Excess Spread Percentage for this Series was 4.13% for the Distribution Date in February 2000. "Group Excess Spread" for any Distribution Date is the sum of the Series Excess Spreads for each series in the Group. You should review the more precise definition of "Series Excess Spread" in the Glossary of Terms in this prospectus.

          The three-month rolling average Group Excess Spread Percentage for Group One was 4.22% for the Distribution Date in February 2000. The "Group Excess Spread Percentage" equals:

          -    the Group Excess Spread, multiplied by twelve, divided by

          -    the sum of the Series Investor Interests for all series in Group
               One.


          If an Amortization Event occurs because of declines in Group Excess Spread and in Series Excess Spread, or otherwise, the Trust will begin to repay principal on the following Distribution Date. (For a description of other Amortization Events, see "Description of the Investor Certificates -Amortization Events.") Greenwood cannot predict how much principal the Trust will pay to you on any Distribution Date after an Amortization Event, or when you will receive your final principal payment. If deficiencies in Series Excess Spread cause the Available Subordinated Amount or the

     Available Shared Credit Enhancement Amount to be reduced to zero, you may not receive all of your interest, or you may lose a portion of your principal.

7.   THE TRUST

     Delete the second paragraph under "Formation of the Trust" located on page 26 and substitute the following:

          The Trust's assets include, or may include, the following:

          -    the Receivables;

          -    cash payments by cardmembers;

          - cash recoveries on receivables in the Trust that have been charged off as uncollectible and proceeds from the Trust's sales of those receivables;

          -    interests in other credit card receivables pools;

          -    credit support or enhancement for each series;

          -    additional funds that Greenwood may elect to add to the Trust;

          -    currency swaps for series denominated in foreign currencies; and

          -    interest rate protection agreements.

          Pursuant to the Pooling and Servicing Agreement, Greenwood has the right, and in some circumstances the obligation, to (a) designate additional Accounts to be included in the Trust (these Accounts may be Discover Card accounts or credit accounts which Greenwood or an affiliate of Greenwood has originated), or (b) add interests in other credit card receivables pools to the Trust, subject to certain conditions. See "-- Addition of Accounts." In addition, Greenwood has the right, subject to certain conditions, to designate Accounts for removal from the Trust. See "-- Removal of Accounts."

8.   DESCRIPTION OF THE INVESTOR CERTIFICATES

     a. Delete the first two full sentences in the first paragraph under "Reallocation of Series Investor Percentage of Collections Among Series in Group One" on pages 35-36 and substitute the following:

     Series 1993-3 is included in the "Group One" group of series. In addition to the series already outstanding, the Trust may issue additional series in Group One or in other Groups from time to time in the future. Under certain circumstances, Series 1993-3 will be eligible to receive Collections originally allocated to other series in Group One. See "-- Reallocation of Series Among Groups." Series that are in their Amortization Periods or Early Accumulation Periods, if applicable, will not be entitled to receive any reallocated Principal Collections from other series.

     b. Delete Section (38) under "Distribution of Collections and Application of Collections and Certain Other Amounts" on page 44 and substitute the following:

          (38) If there are one or more other outstanding series included in Group One that provide for the reallocation of excess Collections, excess Principal Collections with respect to each such series (i.e., all Principal Collections during such series' Revolving Period and all Principal Collections in excess of the amount required to fund or pay Certificate Principal with respect to such series during such series' Accumulation Period, Controlled Liquidation Period, Amortization Period or Early Accumulation Period, as applicable) also will be deposited into the Group One Principal Collections Reallocation Account. During the Accumulation Period only, any remaining shortfall in funding the portion of the Principal Distribution Amount that is allocable to Class A, to an amount equal to the product of (i) a fraction the numerator of which is the amount of the remaining shortfall and the denominator of which is the sum of the portion of such shortfalls allocated to the class designated by the letter A of all series included in Group One that provided for such reallocation and that are in their Accumulation Period or Controlled Liquidation Period, as applicable and (ii) the amount on deposit in the Group One Principal Collections Reallocation Account, will be withdrawn from such account and deposited into the Series Principal Funding Account.

     c. Delete the first sentence under the subheading "Sale of Seller Interest" on page 55 and substitute the following:

          Initially, the Trustee will (a) issue the Seller Certificate, if certificated, to Greenwood or (b) record Greenwood's uncertificated fractional undivided interest in the Trust in its books and records.

     d. Delete the text under the subheading "Book-Entry Registration" on pages 58-60 and substitute the following:

     BOOK-ENTRY REGISTRATION

          Greenwood has obtained the information in this section concerning DTC, Clearstream Banking, societe anonyme ("Clearstream") (formerly Cedelbank) and Euroclear and their book-entry systems and procedures from sources that Greenwood and the Trust believe to be reliable, but Greenwood and the Trust take no responsibility for the accuracy of the information in this section.

          You may hold your Investor Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe). The Investor Certificates will be registered in the name of the nominee of DTC. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Customers and the Euroclear Participants, respectively, through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories (collectively, the "Depositories") which in turn will hold those positions in customers' securities accounts in the Depositories' names on the books of DTC. Greenwood has been informed by DTC that DTC's nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the holder of record of the Investor Certificates. You may purchase Investor Certificates in book-entry form in minimum denominations of $1,000 and integral multiples of $1,000. You will not be entitled to receive a certificate representing your interest in the Investor Certificates. Unless and until the Trust issues Definitive Certificates under the limited circumstances described in this prospectus, when we refer to actions by Investor Certificateholders, we refer to actions taken by DTC upon instructions from its Participants, and when we refer to distributions and notices to Investors Certificateholders, we refer to distributions and notices to DTC or Cede, as the registered holder of the Investor Certificates, for distribution to investors in accordance with DTC procedures. See "--Definitive Certificates."

          DTC is:

          - a limited-purpose trust company organized under the laws of the State of New York,
          -    a member of the Federal Reserve System,
          - a "clearing corporation" within the meaning of the New York UCC, and
          -    a "clearing agency" registered pursuant to the provisions of
               Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participating organizations ("Participants") and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movements of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

          Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Customers and Euroclear Participants will occur in accordance with their applicable rules and operating procedures.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Customers and Euroclear Participants may not deliver instructions directly to the Depositories.

          Because of time zone differences, credits of securities in Clearstream or Euroclear resulting from a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream Customer or Euroclear Participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Customer or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For additional information about clearance and settlement procedures for the Investor Certificates, see Annex I to this prospectus. For additional information on tax documentation procedures for the Investor Certificates, see Annex II to this prospectus and "Federal Income Tax Consequences--Foreign Investors."

          If you are not a Participant or an Indirect Participant, you may purchase, sell or otherwise transfer ownership of, or other interests in, the Investor Certificates only through Participants and Indirect Participants. In addition, you will receive all distributions of principal and interest from the Trustee through the Participants. Under a book-entry format, you may experience some delay in your receipt of payments, since the Trustee will forward the payments to Cede, as nominee for DTC. DTC will forward the payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners. Greenwood anticipates that the only "Investor Certificateholder" will be Cede, as nominee of DTC. You will not be recognized by the Trustee as Investor Certificateholders, as that term is used in the Pooling and Servicing Agreement, and you will only be permitted to exercise the rights of Investor Certificateholders indirectly through the Participants.

          Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required:

          - to make book-entry transfers among Participants on whose behalf it acts with respect to the Investor Certificates; and
          - to receive and transmit distributions of the principal of and interest on the Investor Certificates.

     Participants and Indirect Participants with which you have accounts with respect to the Investor Certificates similarly are required to make book-entry transfers and receive and transmit these payments on your behalf.

          Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, your ability to pledge Investor Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those Investor Certificates, may be limited due to the lack of a physical certificate for those Investor Certificates.

          DTC has advised Greenwood that it will take any action permitted to be taken by an Investor Certificateholder under the Pooling and Servicing Agreement or any applicable Series Supplement only at the direction of one or more Participants to whose account with DTC the Investor Certificates are credited. DTC may take conflicting action with respect to other undivided interests in the Investor Certificates to the extent that those actions are taken on behalf of Participants whose holdings include those undivided interests.

          Following the 1999 merger of Cedel International and Deutsche Borse Clearing, creating the world's largest provider of clearing and settlement products and services, the merged entities changed their name to Clearstream International and launched that new corporate brand on January 19, 2000. Clearstream International currently has 7 trillion euros in assets under custody and handles in excess of 80 million transactions per annum. Its shareholders consist of the world's major financial institutions. Clearstream International has two divisions - Clearstream Banking and Clearstream Services. Clearstream Banking contains the core clearing and settlement business. Clearstream Banking in Luxembourg is assigned short and long-term ratings of A1+ and AA+ respectively by Standard and Poor's and F1 and AA+ respectively by Fitch IBCA.

          Clearstream is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its participating organizations or customers ("Clearstream Customers") and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of Clearstream Customers, thereby eliminating the need for physical movement of certificates. Transactions may now be settled in Clearstream in any of 28 currencies, including United States dollars. Clearstream provides to its Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream Customers may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

          The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 33 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

          The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern:

          -    transfers of securities and cash within the Euroclear System;
          -    withdrawal of securities and cash from the Euroclear System; and
          - receipts of payments with respect to securities in the Euroclear System.

          All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

          Distributions with respect to certificates held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream Customers or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its Depository. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal Income Tax Consequences." Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by an Investor Certificateholder under the Pooling and Servicing Agreement on behalf of a Clearstream Customer or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depository's ability to effect those actions on its behalf through DTC.

          Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Investor Certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and they may discontinue those procedures at any time.

     e. Delete the text under the subheading "Reports to Investor Certificateholders" on pages 64-65 and substitute the following:

     REPORTS TO INVESTORS

          For each Distribution Date, the Master Servicer will prepare a statement for you setting forth:

       - the amount of interest and principal paid to holders of each Class of this Series on that date per $1,000 of initial Class Investor Interest;

       - the Series Investor Interest and the Class Investor Interest for each Class of this Series, as of the end of the prior calendar month;

       - the Aggregate Investor Interest, the Seller Interest and the sum of the Series Investor Interests for each series in the same Group as this Series, as of the end of the prior calendar month;

       - the amount of Finance Charge Collections, Principal Collections, Additional Funds (if any) and Yield Collections (if any) from the prior calendar month allocated to this Series, to each Class of this Series, to the Group of which this Series is a member, and to the Seller;

       - the amount of Principal Collections and total Collections from the prior calendar month, each as a monthly percentage of Receivables in the Trust (at the beginning of that month), and the amount of Finance Charge Collections from the prior calendar month as an annualized percentage of Receivables in the Trust (at the beginning of that month);

       -  Class Investment Income since the prior Distribution Date;

       - the amount deposited into the Series Principal Funding Account on that date, the amount of any shortfall in the scheduled principal deposit, and the total amount on deposit in the Series Principal Funding Account;

       - the amount deposited into the Series Interest Funding Account on that date and the total amount on deposit in the Series Interest Funding Account;

       - the pool factor for each Class of this Series as of the first day of the prior calendar month (i.e., the Class Investor Interest divided by the initial Class Investor Interest);

       - the amount of charge-offs allocated to each Class of this Series and to the Group of which this Series is a member for the prior calendar month, and the total amount of unreimbursed charge-offs for each Class of this Series and for the Group of which this Series is a member (including increases in Class B charge-offs relating to the Class B subordination);

       - the amount of investor losses for the prior calendar month (total and per $1,000 of initial Class Investor Interest), the amount of reimbursements of investor losses for the prior calendar month and the aggregate amount of unreimbursed investor losses as of the end of the prior calendar month (total and per $1,000 of initial Class Investor Interest), in each case for each Class of this Series and the sum of those amounts for this Series and for the Group of which this Series is a member;

       - the monthly servicing fee for each Class of this Series and the sum of those fees for this Series and for the Group of which this Series is a member for the prior calendar month;

       - the Available Subordinated Amount as of the end of the Distribution Date (total and as a percentage of the Class A Invested Amount);

       - the amounts of any Credit Enhancement Drawings for the prior calendar month and the Maximum Shared Credit Enhancement Amount, Maximum Class B Credit Enhancement Amount, Available Shared Credit Enhancement Amount and Available Class B Credit Enhancement Amount, in each case as of the Distribution Date;

       - delinquency information with respect to the Receivables (total and as a percentage of outstanding Receivables);

       - the Series Excess Spread Percentage for this Series and the Group Excess Spread Percentage for the Group of which this Series is a member; and

       - the total amount of charge-offs and the amount of charge-offs net of recoveries in the prior calendar month, each as an annualized percentage of Principal Receivables (at the beginning of that month).

          You may obtain a copy of the statement free of charge by calling 813-288-3418. On or about January 31 of each calendar year, you may also obtain in the same manner a statement prepared by the Master Servicer aggregating the amount of interest and principal for each Class of this Series for the preceding calendar year or the applicable portion of that year, together with such other customary information as the Trustee or the Master Servicer deems necessary or desirable to enable you to prepare your tax returns.

     f. Delete the text under the subheading "Evidence as to Compliance" on page 65 and substitute the following:

     EVIDENCE AS TO COMPLIANCE

          The Pooling and Servicing Agreement provides that on or about March 15 of each calendar year, commencing in March 1999, the Master Servicer will cause a firm of nationally recognized independent public accountants to furnish a report to the Trustee, the Master Servicer and each Servicer to the effect that:

       - the accountants are of the opinion that the system of internal accounting controls in effect on the date of their report relating to the servicing procedures performed by the Master Servicer and each Servicer under the Pooling and Servicing Agreement and any Series Supplement was sufficient for the prevention of errors and irregularities that would be material to the assets of the Trust;

       - nothing has come to the accountants' attention that would cause them to believe such servicing has not been conducted in compliance with the Pooling and Servicing Agreement and any Series Supplement, except for such exceptions that the accountants believe to be immaterial and such other exceptions as will be set forth in their report; and

       - the accountants have compared the mathematical calculations of the amounts set forth in the Master Servicer's monthly certificates delivered during the transition period from January 1, 1998 through November 30, 1998, or the preceding fiscal year ending November 30, as applicable, covered by such report with the computer reports of the Master Servicer and each Servicer that generated those amounts, confirming that those amounts are in agreement, except for such exceptions that the accountants believe to be immaterial or that they otherwise set forth in their report.

     The procedures to be followed by the accountants will not constitute an audit conducted in accordance with generally accepted auditing standards.

     The Pooling and Servicing Agreement provides that the Master Servicer will deliver to each of the Trustee, Greenwood (on behalf of the Holder of the Seller Certificate) and the Rating Agencies on or before March 15 of each calendar year, beginning in March 1999, an annual statement signed by an officer of the Master Servicer to the effect that:

     - in the course of the officer's duties as an officer of the Master Servicer, the officer would normally obtain knowledge of any Master Servicer Termination Event and

     - whether or not the officer has obtained knowledge of any Master Servicer Termination Event during the transition period from January 1, 1998 through November 30, 1998, or the preceding fiscal year ended November 30, as applicable, and, if so, specifying each Master Servicer Termination Event of which the signing officer has knowledge and the nature of the Master Servicer Termination Event.

     The Pooling and Servicing Agreement also provides that each servicer will deliver a similar annual statement covering the applicable period with respect to Servicer Termination Events.


9.   THE SELLER

     a. Delete the text under the heading "Greenwood" on page 66 and substitute the following:

          Greenwood is a wholly owned subsidiary of NOVUS and an indirect subsidiary of MSDW. Greenwood was acquired by NOVUS in January 1985. Greenwood was chartered as a banking corporation under the laws of the State of Delaware in 1911, and its deposits are insured by the FDIC. Greenwood is not a member of the Federal Reserve System. The executive office of Greenwood is located at 12 Read's Way, New Castle, Delaware 19720. In addition to the experience obtained by Greenwood in the bank card business since 1985, a majority of the senior management of the credit, operations and data processing functions for the Discover Card at Greenwood and DFS has had extensive experience in the credit operations of other credit card issuers. DFS performs sales and marketing activities, provides operational support for the Discover Card program and maintains merchant relationships.

          The enactment of CEBA placed certain limitations on Greenwood. See "Risk Factors -- Legislation." Greenwood believes that in light of the programs it has in place, the limitations of CEBA, as amended, will not have a material impact on the level of the Receivables or on Greenwood's ability to service the Receivables.

     b. Add the following subsection immediately before "Insolvency Related Matters" on page 66:

     YEAR 2000

               Greenwood and DFS, like most other companies, have used computer programs, equipment and systems (including non-information technology programs, equipment and systems) that record years in a two-digit format. Greenwood and DFS have been concerned that if the issue is not addressed, such computer programs, equipment and systems would be unable to process transactions properly with dates in the year 2000 and beyond (the "Year 2000 issue") and could cause other business disruptions. For most companies, the potential costs and uncertainties associated with the Year 2000 issue have depended on a number of factors, including software, hardware and the nature of the industry in which the companies operate. In addition, companies must coordinate with other entities with which they electronically interact and on which they rely to conduct their businesses.

               Greenwood and DFS have been part of an MSDW-wide initiative to address the Year 2000 issue. Greenwood and DFS have taken responsibility for identifying and remediating Year 2000 issues within their own areas of operations and for addressing all interdependencies. Year 2000 projects were designated as the highest priority activities of the Greenwood and DFS Information Technology areas.

               In addressing the Year 2000 issue, Greenwood and DFS have identified the following phases for their Year 2000 effort. In the Awareness phase, Greenwood and DFS defined the Year 2000 issue and obtained appropriate management support. In the Inventory phase, Greenwood and DFS collected a comprehensive list of items that may be affected by Year 2000 issues. Such items included facilities and related non-information technology programs, equipment and systems, computer systems, hardware and services and products provided by third parties. In the Assessment phase, Greenwood and DFS evaluated the items identified in the Inventory phase to determine which items will function properly in the Year 2000 and beyond and ranked items based on their potential impact on Greenwood and DFS. The Remediation phase included an analysis of the items affected by Year 2000, the identification of problem areas and the repair of non-compliant items. The Internal Testing phase included a thorough testing of all proposed repairs, including present and forward date testing which simulates dates in the Year 2000 and beyond. The Implementation phase consisted of placing all items that were remediated and successfully tested into production. The Integration and External Testing phase included testing both internal and third-party components on a system-wide basis and in a future time environment, and testing with external entities.

               In addressing the Year 2000 issue as it relates to their mission critical internal computer systems and programs, Greenwood and DFS have completed the

     Awareness, Inventory, Assessment, Remediation, Internal Testing and Implementation phases. The Integration and External Testing phases with respect to substantially all mission critical systems with material external counterparties and suppliers have been substantially completed. The Trust has not borne and will not bear any of the costs associated with the phases of the Year 2000 effort discussed above.

               Greenwood has issued over forty million Discover Cards that expire in the year 2000 or after, and as of the date of this annual appendix has not experienced any material problems with these "00" expiration dates. Greenwood and DFS continue to work as needed with service establishments that accept the Discover Card to help insure that all point-of-sale hardware can accommodate cards with these new expiration dates. In addition, as of the date of this annual appendix, Greenwood and DFS have not experienced any other material problems related to the Year 2000 issue.

               There are various risks associated with the Year 2000 issue, including the possibility that the mission critical computer systems and programs of Greenwood and DFS may fail. In addition, Greenwood and DFS may also be materially adversely affected by the failure of third parties to remediate their own Year 2000 issues, even if Greenwood and DFS successfully remediate their particular Year 2000 issues. Greenwood and DFS have worked diligently with these third parties to assess their efforts to deal with Year 2000 issues, and to assess the exposure that Greenwood, DFS and the Trust may have to them. For example, Greenwood and DFS have communicated and worked with counterparties, intermediaries and vendors with whom they have important financial and operational relationships to determine the extent to which these parties are vulnerable to Year 2000 issues. In addition, Greenwood and DFS have been monitoring the impact that either anticipated or actual Year 2000 issues in the financial services industry as a whole (such as a reduction in the level of credit card use generally or in banking activities) may have on their business and operations.

               Notwithstanding these efforts, Greenwood and DFS recognize the uncertainty of such external relationships and industry-wide factors, since they cannot directly control the remediation efforts of third parties. Greenwood and DFS also recognize that the failure of third parties with which they have financial or operational relationships, such as regulatory agencies, banks, counterparties, vendors (including data center, data network and voice service providers) and utilities, to remediate their Year 2000 issues in a timely manner could result in a material financial risk to Greenwood and DFS. If these third parties fail to remediate their Year 2000 issues, Greenwood and DFS may also experience business interruption or shutdown, regulatory actions, damage to their franchises and legal liability.

               Greenwood and DFS have business continuity plans in place that cover their operations (including operations of the Trust and those related to servicing Accounts in the Trust). To help mitigate the impact of potential Year 2000 issues, Greenwood and DFS have, in addition to the steps outlined above, assessed the results of various internal and external systems tests and analyzed possible Year 2000 scenarios to determine a range of likely outcomes. Where necessary, contingency plans have been expanded or further developed to address specific Year 2000 risk scenarios. In addition, Greenwood and DFS have developed command, control and communication functions to address such risk scenarios and provide for a timely response to Year 2000 induced failures. This preparation includes the development of analytical tools to monitor critical business functions. Greenwood and DFS have tested Year 2000 specific contingency plans (including plans for the Trust) as part of their Year 2000 risk mitigation efforts. Greenwood and DFS note that no contingency plan can guarantee that their mission critical systems will not be impacted by the Year 2000 issue, particularly with respect to systems that interact with third parties outside their control.

               The expectations of Greenwood and DFS about the effectiveness of their Year 2000 activities are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence the effectiveness of Year 2000 efforts include: (i) the success Greenwood and DFS have had in identifying computer systems and programs and non-information technology programs, equipment and systems that contain two-digit year codes, (ii) the nature and amount of programming and testing required to upgrade or replace each of the affected computer systems and programs, (iii) the nature and amount of testing, verification and reporting required by regulators, (iv) the cost, availability and magnitude of related labor and consulting services, (v) the success of all remediation and testing mentioned above and (vi) the success of Greenwood's and DFS's material external counterparties and suppliers in addressing their respective Year 2000 issues.


     c. Add at the end of the last sentence of the first paragraph under the subheading "Insolvency-Related Matters" on page 66:

          In addition, if the Federal Deposit Insurance Corporation is appointed as conservator or receiver for Greenwood, it has the power under the Federal Deposit Insurance Act, as amended, to repudiate contracts, including contracts of Greenwood such as the Pooling and Servicing Agreement. The Federal Deposit Insurance Act, as amended, provides that a claim for damages arising from the repudiation of a contract is limited to "actual direct compensatory damages." If the Federal Deposit Insurance Corporation were to be appointed as conservator or receiver of Greenwood and were to repudiate the Pooling and Servicing Agreement, then the Trust may not have adequate collateral to pay you the outstanding principal and accrued interest on your Investor Certificates. In a 1993 case, the Resolution Trust Corporation, which has ceased to exist as of December 31, 1995 (the Federal Deposit Insurance Corporation has taken over its responsibilities), repudiated certain secured zero-coupon bonds issued by a savings association. In that case, a United States federal district court decided that "actual direct compensatory damages" in the case of a marketable security meant the market value of the repudiated bonds as of the date of repudiation.


10.  CERTAIN LEGAL MATTERS RELATING TO THE RECEIVABLES

     a. Delete the second sentence under the heading "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables" on page 68 and substitute the following:

          These laws and regulations include the Federal Truth-in-Lending Act and Fair Credit Billing Act (and the provisions of the Federal Reserve Board's Regulation Z issued under each of them), Equal Credit Opportunity Act (and the provisions of the Federal Reserve Board's Regulation B issued under it), Fair Credit Reporting Act and Fair Debt Collection Practices Act.

     b. Delete the last full paragraph under the heading "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables" on page 69.

11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     a. Delete the text under the heading "Certain Federal Income Tax Consequences" on pages 69-75 and substitute the following:


                         FEDERAL INCOME TAX CONSEQUENCES

     GENERAL

          This summary of the material federal income tax consequences to investors in Investor Certificates is based on the opinion of Latham & Watkins as tax counsel to Greenwood. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and judicial and administrative rulings and decisions as of the date of this annual appendix. We cannot assure you that the Internal Revenue Service will agree with the conclusions in this summary, and we have not sought and will not seek a ruling from the Internal Revenue Service on the expected federal tax consequences described in this summary. Subsequent legislative, judicial or administrative changes--which may or may not be applied retroactively--could change these tax consequences.

          Although we provide limited discussions of particular topics, in general we have not considered your particular tax consequences in this summary if you are an entity subject to special treatment under the federal income tax laws, such as:

          -    a life insurance company;

          -    a tax-exempt organization;

          -    a financial institution;

          -    a broker-dealer;

          - an investor that has a functional currency other than the United States dollar; or

          - an investor that holds Investor Certificates as part of a hedge, straddle or conversion transaction.

          We also do not deal with all aspects of federal income taxation that may affect you in light of your individual circumstances. WE RECOMMEND THAT YOU CONSULT YOUR

     OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF INVESTOR CERTIFICATES.

     TAX TREATMENT OF THE INVESTOR CERTIFICATES AS DEBT

          Greenwood will treat the Investor Certificates as debt for federal, state and local income and franchise tax purposes. By accepting an Investor Certificate, you also have committed to treat your Investor Certificates as debt of Greenwood for federal, state and local income and franchise tax purposes. However, the Pooling and Servicing Agreement and the Series Supplement generally refer to the transfer of the Receivables as a "sale," and Greenwood has informed its tax counsel that:

          - Greenwood uses different criteria to determine the nontax accounting treatment of the transaction, and

          - for regulatory and financial accounting purposes, Greenwood will treat the transfer of the Receivables under the Pooling and Servicing Agreement and the Series Supplement as a transfer of an ownership interest in the Receivables and not as the creation of a debt obligation.

          In general, whether for federal income tax purposes a transaction constitutes a purchase and sale or a loan secured by the transferred property is a question of fact. This question is generally resolved based on the economic substance of the transaction, rather than its form. In the case of the Investor Certificates, the issue is whether the investors have loaned money to Greenwood or have purchased Receivables from Greenwood (through ownership of the Investor Certificates). In some cases, courts have held that a taxpayer is bound by the form of the transaction even if the substance does not comport with its form. Although the matter is not free from doubt, Greenwood's tax counsel believes that the rationale of those cases will not apply to this transaction, based, in part, upon:

          - Greenwood's expressed intent to treat the Investor Certificates for federal, state and local income and franchise tax purposes as debt secured by the Receivables and other assets held in the Trust, and

          - each investor's commitment, by accepting an Investor Certificate, similarly to treat the Investor Certificates for federal, state and local income and franchise tax purposes as debt.

          Although the Internal Revenue Service and the courts have established several factors to be considered in determining whether, for federal income tax purposes, a transaction in substance constitutes a purchase of an interest in the Receivables or a loan secured by the Receivables (including the form of the transaction), it is Greenwood's tax counsel's opinion that the primary factor is whether the investors (through ownership of the Investor Certificates) have assumed the benefits and burdens of ownership of the Receivables. Greenwood's tax counsel has concluded for federal income tax purposes that, although the matter is not free from doubt, the benefits and burdens of ownership of the Receivables have not been transferred to the investors (through ownership of the Investor Certificates).

          For the reasons described above, Greenwood's tax counsel has advised Greenwood that, in their opinion, under current law the Investor Certificates will be treated as debt of Greenwood for federal income tax purposes, although the matter is not free from doubt as the Internal Revenue Service or the courts may not agree. See "--Possible Characterization of the Investor Certificates" for a discussion of your federal income tax consequences if your Investor Certificates are not treated as debt of Greenwood for federal income tax purposes. Except for that discussion, the following discussion assumes that your Investor Certificates will be treated as debt of Greenwood for federal income tax purposes.



     UNITED STATES INVESTORS

          The rules set forth below apply to you only if you are a "United States Person." Generally, a "United States Person" is:

          -    a citizen or resident of the United States,

          - a corporation or partnership created or organized in the United States or under the laws of the United States or of any state,

          - an estate the income of which is subject to United States federal income taxation regardless of the source of that income, or

          - a trust if a court within the United States is able to exercise primary supervision over the trust's administration, and one or more United States persons have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is subject to United States federal income taxation regardless of the source of that income).

          Stated Interest on Investor Certificates. Subject to the discussion below:

          - if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your Investor Certificate at the time it is paid to you; or

          - if you use the accrual method of accounting for tax purposes, you will be taxed on the interest on your Investor Certificate at the time it accrues.

     The federal government will tax your interest as ordinary income. Generally, interest you receive on your Investor Certificates will constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense.

          Market Discount. You should be aware that if you resell your Investor Certificates, you may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily-defined de minimis exception, if you acquire an Investor Certificate at a market discount (i.e., at a price below its stated redemption price at maturity) and you later recognize gain upon a disposition of the Investor Certificate (or dispose of it in certain nonrecognition transactions such as a gift), you must treat as ordinary interest income at the time of disposition the lesser of your recognized gain (or, in the case of an applicable nonrecognition transaction, your deemed gain based on the fair market value of the Investor Certificate at the time of the nonrecognition transaction) or the portion of the market discount that accrued while you held the Investor Certificate. If you acquired your Investor Certificate at a market discount, you will be required to treat as ordinary interest income the portion of any principal payment (including a payment on maturity) attributable to accrued market discount on your Investor Certificate. If you acquire an Investor Certificate at a market discount, you may be required to defer a portion of any interest expense that you might otherwise be able to deduct on any debt you incurred or maintained to purchase or carry the Investor Certificate until you dispose of the Investor Certificate in a taxable transaction.

          If you acquired your Investor Certificate at a market discount, you may elect to include market discount in income as the discount accrues, either on a ratable basis or, if you so elect, on a constant interest rate basis. Once you make this election to include the discount in your income as it accrues, it applies to all market discount obligations that you acquire on or after the first day of the first taxable year to which your election applies, and you may not revoke it without the consent of the Internal Revenue Service. If you elect to include market discount in income as it accrues, you will not recognize ordinary income on sales, principal payments and certain other dispositions of the Investor Certificates and you will not have to defer interest deductions on debt related to the Investor Certificates.

          The Clinton Administration has proposed legislation that would require you, if you are an accrual method taxpayer that acquired your Investor Certificate at a market discount, to include the discount in income as it accrues, subject to certain limitations. As proposed, this provision would apply to Investor Certificates that you acquire on or after the date of enactment. Greenwood cannot predict whether this legislation will be enacted, or if enacted, what its ultimate form or effective date will be.

          Amortizable Bond Premium. Generally, if the price you paid for your Investor Certificate or your tax basis in your Investor Certificate held as a capital asset exceeds the sum of all amounts payable on the Investor Certificate after your acquisition date (other than payments of qualified stated interest), the excess may constitute amortizable bond premium that you may elect to amortize under the constant interest rate method over the period from your acquisition date to the Investor Certificate's maturity date. If your Investor Certificate is subject to Section 1272(a)(6) of the Code (which applies to debt instruments on which payments may be accelerated due to prepayments of other obligations securing those debt instruments or, to the extent provided in Treasury Regulations, by reason of other events), the application of the amortizable bond premium rules is unclear, as Treasury Regulations specifically exclude these instruments from the amortizable bond premium rules contained in those regulations, but do not describe how bond premium should treated. Because no Treasury Regulations have been issued interpreting Section 1272(a)(6), you should consult your own tax advisors about the possible application of these rules. You may generally treat amortizable bond premium as an offset to interest income on the Investor Certificate, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If you elect to amortize bond premium, you must generally reduce your tax basis in the related Investor Certificate by the amount of bond premium used to offset interest income. If your Investor Certificate purchased at a premium is redeemed in full prior to its maturity, you should be entitled to a deduction for any remaining unamortized bond premium in the taxable year of redemption if you have elected to amortize bond premium.

          Sales of Investor Certificates. In general, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of your Investor Certificate measured by the difference between:

          - the amount of cash and the fair market value of any property received (other than the amount attributable to, and taxable as, accrued but unpaid interest), and

          - your tax basis in the Investor Certificate (as increased by any market discount that you previously included in income and decreased by any deductions previously allowed to you for amortizable bond premium and by any payments reflecting principal that you received with respect to the Investor Certificate).

          Subject to the market discount rules discussed above and to the one-year holding period requirement for long-term capital gain treatment, any gain or loss generally will be long-term capital gain or loss, provided you held the Investor Certificate as a capital asset. The maximum federal income tax rate applicable to capital gains and ordinary income for corporations is 35%. The maximum ordinary federal income tax rate for individuals, estates and trusts is 39.6%, whereas the maximum long-term capital gains rate for those taxpayers is generally 20%.

     FOREIGN INVESTORS

          The following summary of the United States federal income and estate tax consequences of the purchase, ownership, sale or other disposition of an Investor Certificate applies to you only if you are a "non-U.S. Holder." You are generally a "non-U.S. Holder" if, for United States federal income tax purposes, you are:

          -    a foreign corporation,

          -    a nonresident alien individual,

          -    a foreign estate or trust, or

          -    a foreign partnership,

     as each term is defined in the Code. Some non-U.S. Holders (including certain residents of certain United States possessions or territories) may be subject to special rules not discussed in this summary.

          Interest paid to you on your Investor Certificates will not be subject to withholding of United States federal income tax, provided that:

          - these interest payments are effectively connected with the conduct of your trade or business within the United States and you provide an appropriate statement to that effect, or

          - you are not a "10 percent shareholder" of Greenwood or a "controlled foreign corporation" with respect to which Greenwood is a "related person" within the meaning of the Code, and you (and, if relevant, a financial institution on your behalf) provide an appropriate statement, signed under penalties of perjury, certifying that you are not a United States Person and providing your name and address.

     Your statement generally must be provided in the year a payment occurs or in either of the two preceding years. For years after 2000, Treasury Regulations specify that the statement must be made on Form W-8 and provided before payment.

          You generally will not be subject to United States federal income tax on gain realized on the disposition of your Investor Certificate (other than gain attributable to accrued interest, which is addressed in the preceding paragraph); provided that:

          - the gain is not effectively connected with your conduct of a trade or business within the United States, and

          -    if you are an individual,

                 - you have not been present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption, or

                 - you do not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business that you maintain in the United States.

          If the interest or gain on your Investor Certificate is effectively connected with your conduct of a trade or business within the United States, then although you will be exempt from the withholding of tax previously discussed if you provide an appropriate statement, you generally will be subject to United States federal income tax on the interest or gain at regular federal income tax rates in a similar fashion to a United States Person. See "--United States Investors." In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

          If you are an individual and are not a citizen or resident of the United States at the time of your death, your Investor Certificates will not be subject to United States federal estate tax as a result of your death if, immediately before death,

          -    you were not a "10 percent shareholder" of Greenwood, and

          - your interest on the Investor Certificate was not effectively connected with your conduct of a trade or business within the United States.

          THE ABOVE DESCRIPTION OF THE POTENTIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS IS NECESSARILY INCOMPLETE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS ABOUT THESE MATTERS.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

          If you are a United States Person but not a corporation, financial institution or certain other type of entity, information reporting requirements will apply to:

          - certain payments of principal and interest on an Investor Certificate; and

          -    proceeds of certain sales before maturity.

     In addition, if you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, Greenwood, a paying agent, or a broker, as the case may be, will be required to withhold from these payments to you a tax equal to 31% of each payment.

          Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal and interest on Investor Certificates by Greenwood or its paying agents to you if you certify under penalties of perjury that you are not a United States Person or otherwise establish an exemption, provided that neither Greenwood nor its paying agents has actual knowledge that you are a United States Person or that the conditions of any other exemption are not in fact satisfied. Certain information reporting requirements will apply to payments of the proceeds of your sale of an Investor Certificate to or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States, unless:

          -    you are an exempt recipient; or

          - the broker has evidence in its records that you are not a United States Person and no actual knowledge that the evidence is false and certain other conditions are met.

     After 2000, these payments may be subject to backup withholding unless they are exempt from information reporting. Information reporting and backup withholding will apply to payments of the proceeds of your sale of an Investor Certificate to or through the United States office of a broker unless:

          - you make appropriate certifications that you are not a United States Person (and no agent of the broker who is responsible for receiving or reviewing your statement has actual knowledge that it is incorrect), or

          -    you otherwise establish an exemption.

          If you provide the Internal Revenue Service with the information it requires, you will receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

          The Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Special rules apply that permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You are urged to consult your own tax advisors with respect to these final regulations.

     POSSIBLE CHARACTERIZATION OF THE INVESTOR CERTIFICATES

          The above discussion assumes that the Investor Certificates will be treated as debt of Greenwood for federal income tax purposes. However, although Greenwood's tax counsel has rendered an opinion to that effect with respect to the Investor Certificates, the matter is not free from doubt, and we cannot assure you that the Internal Revenue Service or the courts will agree with the opinion of Greenwood's tax counsel. If the Internal Revenue Service were to contend successfully that the Investor Certificates are not debt of Greenwood for federal income tax purposes, it could find that the arrangement created by the Pooling and Servicing Agreement should be classified as a "publicly traded partnership" taxable as a corporation or as a partnership that is not taxable as a corporation.

          If your Investor Certificates were treated as interests in a partnership, the partnership in all likelihood would be treated as a "publicly traded partnership" taxable as a corporation, in which case the income from the assets of the Trust would be subject to federal income tax and tax imposed by certain states where the entity would be considered to have operations at corporate rates, which would reduce the amounts available for distribution to you. See "State Tax Consequences." Under these circumstances, your Investor Certificates may be treated as debt of an entity taxable as a corporation or, alternatively, as equity of such an entity in which latter case interest payments to you could be treated as dividends and, if made to non-U.S. Holders, could be subject to United States federal income tax and withholding at a rate of 30% (unless reduced by an applicable tax treaty).

          Alternatively, if the partnership were nevertheless not taxable as a corporation (for example, because of an exception for a "publicly traded partnership" whose income is interest that is not derived in the conduct of a financial business), that partnership would not be subject to federal income tax. Rather, you would be required to include in income your share of the income and deductions generated by the assets of the Trust, as determined under partnership tax accounting rules. In that event, the amount, timing and character of the income required to be included in your income could differ materially from the amount, timing and character of income if your Investor Certificates were characterized as debt of Greenwood. It also is possible that such a partnership could be subject to tax in certain states where the partnership is considered to be engaged in business, and that you, as a partner in such a partnership, could be taxed on your share of the partnership's income in those states.

          In addition, if such a partnership is considered to be engaged in a trade or business within the United States, the partnership would be subject to a withholding tax on distributions to (or, at its election, income allocable to) non-U.S. Holders, and each non-U.S. Holder would be credited for the non-U.S. Holder's share of the withholding tax paid by the partnership. Moreover, the non-U.S. Holder generally would be subject to United States federal income tax at regular federal income tax rates, and possibly a branch profits tax (in the case of a corporate non-U.S. Holder), as previously described. See "--Foreign Investors." Further, even if the partnership is not considered to be engaged in a trade or business within the United States, it appears that partnership withholding will be required in the case of any non-U.S. Holder that is engaged in a trade or business within the United States to which the income with respect to an Investor Certificate is effectively connected. Although there may be arguments to the contrary, it appears that if such a partnership is not considered to be engaged in a trade or business within the United States and if income with respect to an Investor Certificate is not otherwise effectively connected with the conduct of a trade or business within the United States by a non-U.S. Holder, the non-U.S. Holder would be subject to United States federal income tax and withholding at a rate of 30% (unless reduced by an applicable treaty) on the non-U.S. Holder's distributive share of the partnership's interest income.

          Finally, the Internal Revenue Service might contend that even though the Class A Certificates are properly classified as debt for federal income tax purposes, the Class B Certificates are not properly classified as debt. Under this approach, the Class B Certificates might be viewed as equity interests in an entity (such as Greenwood or a joint venture consisting of Greenwood and the Class B investors), with the Class A Certificates treated as debt obligations of that entity. If that entity were characterized as a partnership not taxable as a corporation, the entity would not be subject to federal income tax, although the Class B investors would be subject to the tax consequences previously described with respect to interests in a partnership that is not taxable as a corporation. Alternatively, if such an entity were characterized as a "publicly traded partnership" taxable as a corporation, the tax liability on the income of the entity might, in certain circumstances, reduce distributions on both the Class A Certificates and the Class B Certificates, and the Class B investors would be subject to the tax consequences previously described with respect to interests in a "publicly traded partnership" taxable as a corporation. In addition, any non-U.S. Holder of a Class A Certificate who is the actual or constructive owner of 10% or more of the outstanding principal amount of the Class B Certificates may be treated as a "10 percent shareholder." See "--Foreign Investors."

          Based on the advice of Greenwood's tax counsel as to the likely treatment of the Investor Certificates for federal income tax purposes, Greenwood and the Trust will not attempt to cause the arrangement created by the Pooling and Servicing Agreement and the Series Supplement to comply with the federal or state income tax reporting requirements applicable to partnerships or corporations. If this arrangement were later held to constitute a partnership or corporation for federal income tax purposes, it is not clear how the arrangement would comply with applicable reporting requirements.

          You should consult your own tax advisors as to the risk that the Investor Certificates will not be treated as debt of Greenwood, and the possible tax consequences of potential alternative treatments.

12.  CERTAIN STATE TAX CONSEQUENCES

     Delete the text under the heading "Certain State Tax Consequences" on pages 75-76 and substitute the following:

                             STATE TAX CONSEQUENCES


     This summary of the state tax consequences to investors in Investor Certificates is based on the opinion of Greenwood's tax counsel. The summary is based upon currently applicable tax laws of certain states. Greenwood has not sought and will not seek a ruling from the taxing authorities of those states on the anticipated state tax consequences discussed in this summary. We cannot assure you that the taxing authorities of any state will agree with the conclusions in this summary. Subsequent legislative, judicial or administrative changes--which may or may not be applied retroactively--could affect the tax consequences to investors. Except as discussed below, this discussion of state tax consequences assumes that the Investor Certificates will be treated as debt of Greenwood for federal tax purposes.

     Your state tax consequences will depend upon the provisions of the state tax laws to which you are subject. Most states modify or adjust the taxpayer's federal taxable income to arrive at the amount of income potentially subject to state tax. Resident individuals usually pay state tax on 100% of the state-modified income, while corporations and other taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules. Because each state's tax laws vary, it is impossible to predict the tax consequences to investors in all of the state taxing jurisdictions in which they are already subject to tax.

     Greenwood's headquarters are located in Delaware and that is where Greenwood originates and owns the Accounts and services the Receivables pursuant to the Pooling and Servicing Agreement. Greenwood's tax counsel has advised Greenwood that, in their opinion, although the matter is not free from doubt, the Investor Certificates will be treated as debt of Greenwood for purposes of the Delaware income tax. Accordingly, although the matter is not free from doubt, if the Investor Certificates are treated as debt of Greenwood in Delaware, investors not otherwise subject to taxation in Delaware will not become subject to the Delaware income tax solely because they own Investor Certificates.

     Generally, you are required to pay, in states in which you are already subject to state tax, additional state tax as a result of interest earned on your investment in Investor Certificates. Moreover, a state could claim that the Trust has undertaken activities within that state and therefore the Trust is subject to taxation by that state. Were any state to make and sustain that claim, the treatment of the Investor Certificates would be determined under that state's tax laws, and it is possible that the Investor Certificates would not be treated as debt of Greenwood for purposes of that state taxation.

     If your Investor Certificates were treated as interests in a partnership or a corporation, your state tax consequences could be materially different, especially in states that may be considered to have a business connection with the Receivables. See "Federal Income Tax Consequences -- Possible
Characterization of the Investor Certificates."

     THE ABOVE DESCRIPTION OF THE POTENTIAL STATE TAX CONSEQUENCES IS INCOMPLETE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS ABOUT THESE MATTERS.

13.  ERISA CONSIDERATIONS

     Delete the text under the subheading "ERISA Considerations" on pages 76-77 and substitute the following:

          The Employee Retirement Income Security Act of 1974, as amended, and the Code impose certain requirements on employee benefit plans, including Individual Retirement Accounts and Individual Retirement Annuities (collectively "IRAs"), to which they apply ("Plans") and on fiduciaries of those Plans. To comply with ERISA's general fiduciary standards, before investing in Investor Certificates, a Plan fiduciary should determine whether such an investment is permitted under the governing Plan instruments. Additionally, the Plan fiduciary should determine if the Investor Certificates are appropriate for the Plan in view of the risks associated with the investment, the Plan's overall investment policy and the composition and diversification of the Plan's portfolio. ERISA and the Code prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code). Prohibited transactions may generate excise taxes and other liabilities. Prohibited transactions involving IRAs may result in the disqualification of the IRAs. Thus, a Plan fiduciary considering an investment in Investor Certificates should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code.

          Certain transactions involved in the operation of the Trust might be deemed to constitute prohibited transactions under ERISA and the Code, if assets of the Trust were deemed to be assets of an investing Plan. ERISA and the Code do not define "plan assets." The U.S. Department of Labor (the "DOL") has published a regulation (the "Regulation"), which defines when a Plan's investment in an entity will be deemed to include an interest in the underlying assets of the entity (such as the Trust) for purposes of ERISA and the Code. Unless the Plan's investment is an "equity interest," the underlying assets of the entity will not be considered assets of the Plan under the Regulation. Under the Regulation, a beneficial ownership in a trust is deemed to be an equity interest. The DOL has ruled in an opinion letter, which is not binding upon Greenwood, the Trustee or any Underwriter, that similar "pass through" certificates in a trust constituted equity interests.

          Assuming that the Investor Certificates are equity interests, the Regulation contains an exception that provides that if a Plan acquires a "publicly-offered security," then the assets of the issuer of the security will not be deemed to be Plan assets. A publicly-offered security is a security that is:

          -    freely transferable,

          - part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another by the conclusion of the offering, and

          -    either is

               - part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, or

               - sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, if the class of securities of which the security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

          If the Class A Certificates are deemed to be debt and not equity for ERISA purposes, the purchase of the Class A Certificates by a Plan with respect to which Greenwood or one of its affiliates is a "party in interest" or "disqualified person" might be considered a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code unless an exemption applies. There are at least five prohibited transaction class exemptions issued by the DOL that might apply, depending in part on who decided to acquire the Investor Certificates for the Plan:

          - DOL Prohibited Transaction Exemption ("PTE") 84-14 (Class Exemption for Plan Asset Transactions determined by Independent Qualified Professional Asset Managers);

          - PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds);

          - PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts);

          - PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts); and

          - PTE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers).

          Moreover, whether the Class A Certificates are debt or equity for ERISA purposes, a purchaser of Class A Certificates might violate the prohibited transaction rules if the purchase were made during the offering with assets of a Plan if Greenwood, the Trustee, any Underwriter or any of their affiliates was a fiduciary with respect to that Plan. Under ERISA and the Code, a person is a "fiduciary" with respect to a Plan to the extent:

          - he exercises any discretionary authority or discretionary control respecting management of that Plan or exercises any authority or control respecting management or disposition of its assets,

          - he renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of that Plan, or has any authority or responsibility to do so, or

          - he has any discretionary authority or discretionary responsibility in the administration of that Plan.

          Accordingly, the fiduciaries of any Plan should not purchase Class A Certificates during the offering with assets of any Plan if Greenwood, the Trustee, any Underwriter or any of their affiliates is a fiduciary with respect to the Plan.

          In light of the foregoing, fiduciaries of Plans considering the purchase of Class A Certificates should consult their own benefits counsel or other appropriate counsel regarding the application of ERISA and the Code to their purchase of the Class A Certificates.

          In particular, insurance companies considering the purchase of Class A Certificates should consult their own benefits counsel or other appropriate counsel with respect to the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust & Savings Bank, 114 S.Ct. 517 (1993), DOL PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts) and Section 401(c) of ERISA. In John Hancock, the Supreme Court held that the assets held in an insurance company's general account may be deemed to be "plan assets" under certain circumstances. Subject to numerous conditions and limitations, PTE 95-60 effectively provides an exemption from this portion of the holding in John Hancock. Section 401(c) of ERISA was added by the Small Business Job Protection Act of 1996 and requires the Secretary of Labor to issue regulations providing guidance for the purpose of determining, in cases where an insurer issues one or more policies (supported by the assets of the insurer's general account) to or for the benefit of an employee benefit plan, which assets of the insurer (other than assets held in a separate account) constitute "plan assets" for the purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code. On December 22, 1997, the DOL issued proposed regulations under Section 401(c) of ERISA. 29 CFR 2550.401c-1. These regulations apply only to policies that are issued by an insurer on or before December 31, 1998, to or for the benefit of an employee benefit plan that is supported by the assets of the insurer's general account. These regulations generally will take effect at the end of the 18-month period following the date on which they become final. Section 401(c) of ERISA also provides that no person will be subject to liability under Section 4975 of the Code and the fiduciary responsibility provisions of ERISA on the basis of a claim that the assets of an insurer (other than assets held in a separate account) are "plan assets," for conduct occurring before the date that is 18 months after the date the regulations become final.

          Accordingly, investors should analyze whether John Hancock, PTE 95-60,
     Section 401(c) of ERISA and any regulations issued pursuant to Section 401(c) of ERISA may have an effect on their purchase of Class A Certificates.



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14.  AVAILABLE INFORMATION

     Delete the text under the heading "Available Information" on page 78 of the prospectus and substitute the following:

          The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Greenwood, on behalf of the Trust, will file reports and other information with the Securities and Exchange Commission. You may review the reports without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain these reports and other documents from the web site that the Commission maintains at http://www.sec.gov. You may also obtain copies of these materials from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

15.  GLOSSARY OF TERMS

     a. Delete the definition of "Certificateholder" or "Holder" on page 84 of the prospectus and substitute the following:

          "CERTIFICATEHOLDER" OR "HOLDER" will mean an investor certificateholder, a Person in whose name a Certificate is registered in the register maintained pursuant to the Pooling and Servicing Agreement for the registration, transfer and exchange of Certificates, or a Person in whose name ownership of the uncertificated Seller Certificate is recorded in the books and records of the Trustee.

     b. Delete the definition of "Charged-Off Amount" on page 84 of the prospectus and substitute the following:

          "CHARGED-OFF AMOUNT" will mean, for any Distribution Date, the total amount of Receivables in Accounts that become Charged-Off Accounts in the previous calendar month minus:

     - the cumulative, uncollected amount previously billed by the Servicers to Accounts that became Charged-Off Accounts during the previous calendar month with respect to finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges, and any other type of charges that the Servicer has designated as "Finance Charge Receivables" for Accounts that are not Charged-Off Accounts, and

     - the full amount of any Receivables in these Charged-Off Accounts that Greenwood repurchased.

     c. Add the definition of "Early Accumulation Period" on page 87 of prospectus:

          "EARLY ACCUMULATION PERIOD" will not apply to this Series. For any other series issued by the Trust that has an Early Accumulation Period, the term will have the meaning set forth in the applicable Series Supplement.

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


     d. Delete the definition of "Economic Early Amortization Event" on page 89 of the prospectus and substitute the following:

          "ECONOMIC EARLY AMORTIZATION EVENT" will mean the event specified in subparagraph (i) in "Description of the Investor Certificates -- Amortization Events."

     e. Delete the definition of "Finance Charge Receivables" on page 90 of the prospectus and substitute the following:

     "FINANCE CHARGE RECEIVABLES" will mean, for any Account for any calendar month,

     - the net amount billed by the Servicer during that month as periodic finance charges on the Account and cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges billed during that month to the Account and any other charges that the Servicer may designate as "Finance Charge Receivables" from time to time (provided that the Servicer will not designate amounts owing for the payment of goods and services or cash advances as "Finance Charge Receivables"), minus

     - if the Account becomes a Charged-Off Account during that month, the cumulative, uncollected amount previously billed by the Servicer to the Account as periodic finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges and any other type of charges that the Servicer has designated as "Finance Charge Receivables" with respect to Accounts that are not Charged-Off Accounts.


     f. Delete the definition of "Receivable" on page 95 of the prospectus and substitute the following:

          "RECEIVABLE" will mean any amounts owing by the Obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services, cash advances, finance charges and other charges, if any. A Receivable will be deemed to have been created at the end of the day on the Date of Processing of the Receivable. A Receivable will not include any amount owing under a Charged-Off Account or an Account the Receivables in which have been repurchased pursuant to the Pooling and Servicing Agreement. Reference to a "receivable" will include any amount owing by an Obligor under a Charged-Off Account or an Account in which the Receivables have been repurchased pursuant to the Pooling and Servicing Agreement.

     g. Delete the definition of "Recovered Amounts" on page 95 of the prospectus and substitute the following:

          "RECOVERED AMOUNTS" will mean all amounts received with respect to receivables that have previously been charged-off as uncollectible, including without limitation all proceeds from sales of those receivables by the Trust to third parties pursuant to the Pooling and Servicing Agreement.


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


     f. Delete the definition of "Seller Certificate" on page 97 of the prospectus and substitute the following:

          "SELLER CERTIFICATE" will mean

          - if a Seller elects to evidence its fractional undivided interest in the Trust in certificated form pursuant to the Pooling and Servicing Agreement, the certificate executed by the Seller and authenticated by the Trustee, or

          - an uncertificated fractional undivided interest in the Trust, as evidenced by a recording in the books and records of the Trustee,

          in each case representing a residual interest in the assets of the Trust not represented by the Class A Certificates or the Class B Certificates.

     h. Delete the definition of "Series Available Principal Amount" on pages 97-98 of the prospectus and replace with the following:

          "SERIES AVAILABLE PRINCIPAL AMOUNT" will mean, for any Distribution Date, if a Group Principal Allocation Event has occurred, for each series that is a member of Group One that is in its Controlled Liquidation Period or Accumulation Period, as applicable, an amount calculated as follows: for each such series, seriatim, beginning with the series with the largest Series Investor Interest for that Distribution Date (and if more than one series has the same Series Investor Interest on that Distribution Date, beginning with whichever of those series has the longest time remaining in its Controlled Liquidation Period or Accumulation Period, as applicable (assuming that no Amortization Event or Early Accumulation Event occurs with respect to that series)), an amount equal to:

          -    the Group Available Principal Amount; less

          - the Series Required Principal Amount less the amount of such series' Controlled Liquidation Amount or Controlled Accumulation Amount, as applicable, that was funded on that Distribution Date (including any portion of that amount that was funded by amounts withdrawn from the applicable Group Principal Collections Reallocation Account pursuant to the Series Supplement for that series).

     For purposes of calculating the Series Available Principal Amount for each other such series, the Group Available Principal Amount will be reduced by the Series Available Principal Amount for the prior series for which the Series Available Principal Amount was calculated.

16.  GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES (ANNEX II)

     a. Delete the last sentence under the subheading "Exemption for non-U.S. Holders (Form W-8)" on page 104 and substitute the following:

     If the beneficial owner becomes a United States citizen or resident during the period to which the Form W-8 relates, or certain other changes in circumstances occur, the beneficial owner must inform the appropriate party of the change within 30 days of the change in circumstances. Form W-8 is generally effective for three calendar years, but the beneficial owner may be required to file a new Form W-8 each time he or she receives a payment from the Trust.

     b. Delete the first and second paragraphs under the subheading "U.S. Federal Income Tax Reporting Procedure" on page 104 and substitute the following:

          The owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his or her agent, files by submitting the appropriate form to the person through whom the owner holds its Investor Certificate (which is the clearing agency, in the case of persons holding directly on the books of the clearing agency).

          Treasury Regulations, which will apply to payments made after 2000 (with certain transition rules), will unify and simplify certain current certification procedures. Under these regulations, a new Form W-8 will:

          -    replace Forms 1001 and 4224, and

          - be the only form a non-U.S. Holder needs to obtain a withholding exemption or reduction.

     Further, pursuant to these new regulations, special rules permit a beneficial owner to shift primary responsibility for withholding to certain financial intermediaries acting on their behalf. Although a beneficial owner will still be required to submit a Form W-8 to its financial intermediary, the intermediary generally will not be required to forward the Form W-8 to the withholding agent. We urge both U.S. Holders and non-U.S. Holders to consult their own tax advisors with respect to these new regulations.

          The term "U.S. Holder" means:

          -    a citizen or resident of the United States,

          - a corporation or partnership organized in the United States or under the laws of the United States or any state,

          - an estate the income of which is subject to United States federal income taxation regardless of the source of that income, or

          - a trust, if a court within the United States is able to exercise primary supervision over the trust's administration, and one or more United States persons have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is subject to United States federal income taxation regardless of the source of that income).




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